UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):

July 25, 2013

Jamba, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32552	20-2122262
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

6475 Christie Avenue, Suite 150, Emeryville, California 94608

(Address of principal executive offices)

Registrant's telephone number, including area code:

(510) 596-0100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 25, 2013, the Compensation and Executive Development Committee (the “Committee”) of the Board of Directors of Jamba, Inc. (the “Company”) adopted the Jamba, Inc. Executive Retention and Severance Plan (the “Severance Plan”) for the benefit of employees of the Company holding the title of Senior Vice President or Executive Vice President and for certain other key employees of the Company who may be designated by the Committee from time to time as eligible to participate in the Severance Plan (each a “Participant,” and collectively, the “Participants”). Since nine of the eleven Senior Vice President and Executive Vice Presidents of the Company each had individual severance arrangements which were similar but with slight variances, and two of such group did not have such severance arrangements, the Committee decided to adopt the Severance Plan to provide the Participants with specified compensation and benefits in a uniform and consistent manner as between Senior Vice Presidents and as between Executive Vice Presidents in the event of a termination of employment under circumstances specified therein (including in connection with a Change in Control, as defined in the Severance Plan). The terms of the Severance Plan, when accepted by a Participant pursuant to an executed participation agreement under the Severance Plan, will supersede all prior arrangements and understandings regarding the subject matter of the Severance Plan (including, but not limited to any severance provisions under any employment agreement entered into prior to the effective date of the Severance Plan and/or the date a Participant executes his or her participation agreement), and shall be the exclusive agreement for the determination of any payments and benefits due to a Participant.

Pursuant to the Severance Plan, in the event of a Participant’s Termination in the Absence of a Change in Control where such termination constitutes an Involuntary Termination, including resignation for Good Reason (each as defined in the Severance Plan), the Participant may be entitled to receive certain compensation and benefits from the Company, including the following:

•	a severance payment equal to 125% base salary (Executive Vice Presidents) or 100% base salary (in the case of other Participants) of the Participant’s annual base salary rate in effect as of the date of termination;

•	a bonus payment equal to the Participant’s pro rata bonus amount as of the date of termination; and

•	continuation of health coverage for 12 months.

Pursuant to the Severance Plan, in the event of a Participant’s Termination Upon a Change in Control, including resignation for Good Reason (each as defined in the Severance Plan), the Participant may be entitled to receive the following:

•	a severance payment equal to 125% base salary (Executive Vice Presidents) or 100% base salary (in the case of other Participants) of the Participant’s annual base salary rate in effect as of the date of termination;

•	a bonus payment equal to 100% of the Participant’s Target Bonus (as defined in the Plan), payable in a lump sum;

•	continuation of health coverage for 12 months; and

•	one hundred percent accelerated vesting of unvested equity awards granted on or after the effective date of the Severance Plan.

Other than as set forth in the Severance Plan, all payments under the Severance Plan are designed to be paid in accordance with the Company’s standard procedures, including applicable tax withholding. Among other conditions, the Participant must sign and not revoke a general release of all claims against the Company as a condition to receiving any of the benefits prescribed by the Severance Plan.

The description of the Severance Plan is not complete and is qualified in its entirety by the actual terms of the Severance Plan, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ended July 2, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAMBA, INC.

Date: July 29, 2013	By:	/s/ James D. White
James D. White Chairman of the Board, Chief Executive Officer & President